Exhibit 23.4


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference, of our report dated February 9, 1998 on the December 31, 1997 financial statements of First Home Bancorp, Inc. and subsidiaries, included in Sovereign Bancorp, Inc.'s Form 10-K filed on or about March 30, 1999, into the Registration Statements on Form S-8 (Nos. 33-20186, 33-29038, 33-39453, 33-44108, 33-89526, 33-89592, 333-05251, 333-05309) and on Form S-3 (Nos.
33-46870, 333-86961) of Sovereign Bancorp, Inc. It should be noted that we have not audited any financial statements of First Home Bancorp, Inc and subsidiaries subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our report.


                                                         /s/ Arthur Andersen LLP


Philadelphia, Pennsylvania
March 29, 2000